EXHIBIT 99.1

Bitstream Inc. Reports Third Quarter 2003 Results

Highlights include an increase in consolidated revenue of $455,000 or 24.6% as compared to the quarter ended September 30, 2002 and an increase in cash of $1,254,000 as compared to June 30, 2003.

CAMBRIDGE, MA—(Business Wire)—November 4, 2003—Bitstream Inc. (Nasdaq: BITS) today reported that consolidated revenue increased $455,000 or 24.6% to $2,302,000 for the three months ended September 30, 2003 as compared to $1,847,000 for the three months ended September 30, 2002. During the same period, consolidated cost of revenue increased $198,000 or 37.1% to $732,000 from $534,000 for the three months ended September 30, 2002. Consequently consolidated gross profit increased $257,000 or 19.6% to $1,570,000. Bitstream is composed of three different businesses: (1) its type and type technology business, (“Type”); (2) its MyFonts.com business, Myfonts.com (“MyFonts”); and (3) its Pageflex business, (“Pageflex”). Consolidated and segment results are discussed below and a more detailed description of these business segments may be found in the “About Bitstream” section of this press release.

Type revenue for the three months ended September 30, 2003 was $815,000, a decrease of $220,000 or 21.3% as compared to $1,035,000 for the three months ended September 30, 2002. During the same period Type cost of revenue decreased $3,000 or 2.2% to $131,000 from $134,000 for the three months ended September 30, 2002. This decrease was primarily due to a $38,000 decrease in third party royalties and other costs of licenses, partially offset by an increase in costs attributable to the establishment of a customer support infrastructure for the Company’s ThunderHawk product. Consequently, Type gross profit decreased by $217,000 or 24.1% from $901,000 for the three months ended September 30, 2002 to $684,000 for the three months ended September 30, 2003. MyFonts revenue increased $249,000 or 63.2% to $643,000 for the three months ended September 30, 2003 as compared to $394,000 for the three months ended September 30, 2002. Cost of revenue, which primarily represents royalties paid to foundries whose products MyFonts resells, increased $184,000 or 57.9% resulting in an increase in MyFont’s gross profit of $65,000 or 85.5% to $141,000 for the three months ended September 30, 2003 from $76,000 for the three months ended September 30, 2002. Revenue from the Company’s Pageflex business increased $426,000 or 101.9% to $844,000 for the three months ended September 30, 2003 from $418,000 for the three months ended September 30, 2002. Cost of revenue for the three months ended September 30, 2003 increased $17,000 or 20.7% resulting in an increase in Pageflex’s gross profit of $409,000 or 121.7% to $745,000 for the three months ended September 30, 2003 from $336,000 for the three months ended September 30, 2002.

Operating expenses for the three months ended September 30, 2003 were $2,165,000, an increase of $218,000 or 11.2% from $1,947,000 for the three months ended September 30, 2002. The increase in operating expenses included approximately $72,000 in expenses incurred to relocate the Company’s offices, $67,000 in legal expenses incurred to defend against four trademark infringement lawsuits, and $75,000 related to severance costs for the former General Manager of Pageflex. Type operating expenses for the three months ended September 30, 2003 as compared to the three months ended September 30, 2002 decreased $20,000 or 2.0% to $957,000, while operating expenses for the MyFonts and Pageflex businesses increased $55,000 or 34.8% and $183,000 or 22.5%, respectively.

The consolidated loss from operations for the three months ended September 30, 2003 was $(595,000), a decrease of $39,000 or 6.2% as compared to an operating loss of $(634,000) for the three months ended September 30, 2002. Loss from operations for the three months ended September 30, 2003 as compared to the three months ended September 30, 2002 for the Company’s Type business segment increased $197,000 to $(273,000), while operating losses for the MyFonts and Pageflex businesses decreased $10,000 to $(72,000) and $226,000 to $(250,000), respectively.

Other income increased $386,000 to $409,000 for the three months ended September 30, 2003 as compared to $23,000 for the three months ended September 30, 2002. This increase included a $399,000 gain on the Company’s investment in DiamondSoft, Inc. from the July 1, 2003 acquisition of DiamondSoft by Extensis, a wholly owned subsidiary of Celartem Technology USA, Inc. Consequently, the Company’s consolidated net loss for the three months ended September 30, 2003 was $(191,000), or $(0.02) per share, a decrease of $425,000 or 69.0% as compared to a loss of $(616,000) or $(0.07) per share for the three months ended September 30, 2002. The Company’s cash and cash equivalents for the three months ended September 30, 2003 increased $1,254,000 to $4,902,000 as compared to $3,648,000 at June 30, 2003. This increase primarily resulted from the receipt of approximately $1,340,000 in cash from the sale of the Company’s DiamondSoft shares discussed above and the use of $250,000 in cash to secure a letter of credit in connection with the Company’s new leased offices.

“During the third quarter, we remained focused on growing revenue on a consolidated basis as evidenced by a $445,000 or 24.6% increase in consolidated revenue as compared to the same quarter last year, and we achieved our objective despite lower than anticipated revenues in our OEM type business,” said Anna M. Chagnon, President and Chief Executive Officer. “We also decreased our consolidated net loss by $425,000 or 69.0% and increased our cash position by $1,254,000 as compared to the June 30, 2003 balance and by $74,000 as compared to the balance at December 31, 2002.For the first time in recent years Bitstream had a positive quarterly cash flow, which will help us to remain focused on generating revenue growth in future quarters as we reposition the Company to one that is more sales-driven than product development focused.”

“In the type business, we completed one major set top box placements and licensed our font technology and fonts to over 48 OEM customers during the third quarter. In October, we also finalized a deal to include Font Fusion and fonts into the cell phones of a major cell phone manufacturer to allow users to scale text on the handset display in a wide variety of markets. This deal represents the beginning of a new era in the use of font rendering technology in these devices. It is estimated that these new phones will be released in mid-2004 and we will receive a royalty for each unit shipped from the manufacturer at the time of shipment.”

“We reached a milestone for ThunderHawk in October when we closed our first corporate sale with a wireless carrier. While this sale comprises a 150 user pilot placement, we believe it will lead to additional licenses from this customer in 2004. We are focused on making sure that the pilot goes well so that the carrier will expand its deployment once the pilot is completed in early 2004. We are also working with new corporate accounts for potential sales later this year. We are optimistic that we will close additional enterprise sales before the end of the fourth quarter and we will focus on building a strong base of corporate reference accounts to allow us to broaden the corporate sales effort in 2004.” To further strengthen the appeal of our technology to the wireless carrier market, we released the alpha version of our SmartPhone edition of ThunderHawk. We have continued our discussions with nine wireless carriers concerning potential strategic relationships and we currently have four additional carriers interested in viewing the alpha version of the ThunderHawk SmartPhone Edition.

“Myfonts continued its growth by increasing its revenue during the quarter by $249,000 or 63.2%. It acquired over 18,000 additional users, bringing the total as of September 30, 2003 to 136,000 registered users. During the quarter, over 30% of orders were placed by users who had previously purchased fonts from MyFonts.com. MyFonts.com has over 130 foundries, large and small, working with MyFonts to offer their fonts for sale. MyFonts also continued to try to increase its margins on sales of fonts on the site by negotiating better terms with the foundries. Our goal is to achieve profitability for MyFonts on a stand alone basis, thereby allowing it to fund its future initiatives. “

“During the third quarter, Pageflex revenues increased $426,000 or 101.9% as a result of seven new placements of .EDIT and Mpower to corporations and as a result of additional server purchases by existing customers. Despite the significant revenue growth achieved by Pageflex this quarter, we believe there is the potential for greater growth through an increased sales effort combined with an easier to integrate product offering. In October, we restructured the Pageflex business to eliminate the separate corporate structure and to refocus the business on its sales efforts by replacing the General Manager position with a Vice President of Sales. We also plan to expand the sales team in the near term to take advantage of a growing list of potential corporate customers. Additionally, we are improving the Pageflex products to increase the ease with which such customers can integrate the Pageflex technology.”

Today, November 4, 2003, at 4:30 p.m. EST, Bitstream will host a conference call with the financial community to discuss its second quarter results. Interested participants should call (973) 935-2403 no sooner than ten minutes before the call begins and ask the operator for the Bitstream Inc. earnings release call. An operator will request your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call number, please call the Liolios Group at (949) 574-3860. There will also be an Internet Simulcast (Windows Media Player needed for simulcast. Simulcast is voice only) at: www.viavid.net/detailpage.aspx?sid=000017FD. A replay of the conference call will be available until November 11, 2003 at: (973) 341-3080, enter the playback pass code (4285608) to access the replay. For Internet Simulcast replay see the link above.

About Bitstream

Bitstream Inc. is a software development company that focuses on the presentation of data. Bitstream enables customers worldwide to render high-quality text, browse the Web on wireless devices, select from the largest collection of fonts online, and customize documents over the Internet. Its core competencies include font technology, browsing technology, e-commerce technology, and publishing technology. Bitstream’s offering is made up of four distinct product lines: Type and Type Technology and ThunderHawk, which are reported under the Companies Type business segment (“Type’); MyFonts.com (“MyFonts”) and Pageflex.

Bitstream is a leading developer of font technology, digital fonts, and custom font designs. Bitstream licenses its TrueDoc® and Font Fusion® technologies to Web and application developers, and to manufacturers of information appliances, wireless and handheld devices, set-top boxes, embedded systems, and printers.

ThunderHawk™ is a client-server technology that brings full-featured wireless Web browsing to mobile devices. It gives customers complete Internet access to real Web pages while maintaining full text legibility. Now in alpha release, ThunderHawk SmartPhone Edition enables consumers to browse the Web on smart phones. ThunderHawk PocketPC Edition allows consumers to browse the Web on Pocket PC devices. ThunderHawk Enterprise Server is a client-server technology for corporations and telecommunications companies. Providing wireless Web browsing across networks, it gives a mobile workforce complete access to Internet and corporate intranet Web pages.

MyFonts.com™ is a showcase of the world’s fonts available from one easy-to-use Web site. It provides the largest collection of fonts ever assembled for on-line delivery, and offers easy ways to find and purchase fonts on-line. MyFonts.com also offers unique typographic resources and forums for interacting with font experts. For details, visit http://www.myfonts.com, the Web site for finding, trying, and buying fonts on line.

Pageflex™ technologies have pioneered a new direction in composition software: Web-top publishing. Web-top publishing software helps novice users create high-quality printed products using intelligent, flexible templates, without installing or learning any new desktop publishing software. Pageflex templates are intelligent and flexible because professional designers can set rules to define which elements can change, how much they can change, and who can change them. Pageflex products thus maintain corporate identity and design integrity while enabling sophisticated customizing of documents.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, market acceptance of the Company’s products, competition and the timely introduction of new products. Additional information concerning certain risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Bitstream’s Annual Report on Form 10-K for the year ended December 31, 2002.

Bitstream was founded in 1981 and is headquartered in Cambridge, Massachusetts. Find out more about Bitstream at http://www.bitstream.com.

Bitstream, Font Fusion, and TrueDoc are registered trademarks, and the Bitstream logo and ThunderHawk are trademarks, of Bitstream Inc. MyFonts.com is a trademark of MyFonts.com, Inc. Pageflex and .EDIT are trademarks of Pageflex. Other technologies and brand names are used for information only and remain trademarks or registered trademarks of their respective companies.

Bitstream Inc.

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenue:
Software license	$1,975	$1,588	$6,205	$5,373
Services	327	259	882	820

Total revenue	2,302	1,847	7,087	6,193
Cost of revenue:
Software license	587	430	1,735	1,238
Services	145	104	396	298

Total cost of revenue	732	534	2,131	1,536

Gross profit	1,570	1,313	4,956	4,657

Operating expenses:
Marketing and selling	730	572	2,055	1,699
Research and development	966	1,077	2,968	3,027
General and administrative	469	298	1,467	1,059

Total operating expenses	2,165	1,947	6,490	5,785

Loss from operations	(595)	(634)	(1,534)	(1,128)
Other income (expense):
Income on investment in DiamondSoft, Inc.	399	5	591	47
Other income (loss), net	10	18	21	60

Income (loss) before income taxes	(186)	(611)	(922)	(1,021)
Provision for income taxes	5	5	54	75

Net income (loss)	$(191)	$(616)	$(976)	$(1,096)

Basic and diluted net loss per share	$(0.02)	$(0.07)	$(0.12)	$(0.13)

Basic and diluted weighted average shares outstanding	8,377	8,335	8,359	8,318

Bitstream Inc.

Consolidated Balance Sheets

(In Thousands)

	September 30,	December 31,
ASSETS	2003	2002
Current assets:
Cash and cash equivalents	$4,902	$4,828
Accounts receivable, net	832	602
Prepaid expenses and other current assets	100	112
Income tax receivable	—	134

Total current assets	5,834	5,676

Property and equipment, net	355	271

Other assets:
Restricted cash	250	300
Goodwill	727	727
Investment in DiamondSoft, Inc.	—	748
Intangible assets	201	236
Other assets	1	6

Total other assets	1,179	2,017

Total assets	$7,368	$7,964

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$660	$245
Accrued expenses	1,047	1,046
Current portion of deferred revenue	555	667

Total current liabilities	2,262	1,958

Long-term deferred revenue	—	6

Total liabilities	2,262	1,964

Total stockholders’ equity	5,106	6,000

Total liabilities and stockholders’ equity	$7,368	$7,964

Contact:

Anna M. Chagnon, President and Chief Executive Officer

Bitstream Inc.

(617) 520-8619

achagnon@bitstream.com

or

James P. Dore, Chief Financial Officer

Bitstream Inc.

(617) 520-8377

jdore@bitstream.com